EXHIBIT 23.1




             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



  Rentech, Inc.
  1331 17th Street, Suite 720
  Denver, CO 80202

  We consent to the incorporation by reference in Post-Effective Amendment No. One to Registration Statement No. 333-47317 of Rentech, Inc. on
  Form S-3 of our report dated November 26, 1997 relating to the consolidated financial statements (which contained an explanatory paragraph relative to the going concern uncertainty) appearing in the Annual Report on Form 10-KSB of Rentech, Inc. for the year ended September 30, 1997 and for the nine months ended September 30, 1996, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.








  BDO Seidman, L.L.P.




  July 2, 1998
  Denver, Colorado